Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-1 of our report dated April 2, 2025 (which includes an explanatory paragraph relating to Thayer Ventures Acquisition Corporation II’s ability to continue as a going concern), relating to the financial statements of Thayer Ventures Acquisition Corporation II as of December 31, 2024 and for the period from April 23, 2024 (inception) through December 31, 2024, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 15, 2025